AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 12th day of July, 2018, to the Fund Accounting Servicing Agreement dated as of April 6, 2011, as amended (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the following funds:

Olstein All Cap Value Fund
Olstein Strategic Opportunities Fund

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Portfolio Series:

Exhibit AA is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Anita M. Zagrodnik

Name: James R. Arnold	Name: Anita M. Zagrodnik

Title: President	Title: Senior Vice President

Exhibit AA to the Managed Portfolio Series Fund Accounting Servicing Agreement

Name of Series
Olstein All Cap Value Fund
Olstein Strategic Opportunities Fund

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule

Annual Fee Based Upon Average Total Assets of the Fund Complex

[…] basis points on the first $[…] million
[…] basis points on the next $[…] million
[…] basis points on the next $[…] billion
[…] basis points on the next $[…] billion
[…] basis point on the balance

Minimum Annual Fee: $[…] per fund plus $[…] /additional class

Services Included in Annual Basis Point Fee

Advisor Information Source – On-line access to portfolio management and compliance information
Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting
USBFS Legal Administration (e.g., registration statement update)
Core Tax Services

Data Services

Pricing Services

▪	$[…] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$[…] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$[…] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$[…] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[…] – Bank Loans
▪	$[…] – Swaptions, Intraday money market funds pricing, up to 3 times per day
▪	$[…] – Credit Default Swaps
▪	$[…] per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪	$[…] per Foreign Equity Security per Month
▪	$[…] per Domestic Equity Security per Month
▪	$[…] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪	$[…] per security per month for fund administrative data

SEC Modernization Requirements

▪	Form N-PORT – $[…] per year, per Fund
▪	Form N-CEN – $[…] per year, per Fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, , third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added.  Additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fund Chief Compliance Officer (CCO) Services Annual Fee Schedule

$[…] for the first fund (subject to Board approval)
$[…] for each additional fund (subject to change based on Board review and approval)
$[…] per sub-advisor per fund
Non-USBFS Distribution fee of $[…] per year
Per advisor relationship, and subject to change based upon board review and approval.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit AA.

Olstein Capital Management, L.P.

By:  /s/ Michael Luper

Printed Name: Michael Luper

Title: Senior Executive Vice President   Date:  7/11/2018